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SEVCON, INC.

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Sevcon Announces ISS Recommendation to Vote FOR All Incumbent Directors and FOR Charter Amendment at Annual Meeting

SOUTHBOROUGH, Mass., Jan. 30, 2017 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) today announced that Institutional Shareholder Services Inc. (ISS), an influential advisor on proxy voting matters, has recommended that Sevcon stockholders vote FOR all the incumbent directors who are nominated for re-election by the Sevcon Board of Directors. ISS also recommended that the stockholders vote FOR the proposed amendment to the charter to declassify the Board. In particular, ISS recommended that stockholders NOT vote for dissident director, Ryan Morris, who has waged a disruptive proxy campaign against the Company.

In making its recommendations to support the incumbent directors and the charter amendment, ISS agreed with the Company that Ryan “has failed to make a compelling case that change at the board level is necessary” and said that “support for the dissident slate is not warranted.”

Matt Boyle, Sevcon’s CEO, said, “now that both leading independent proxy advisory firms have come out firmly in support of our dedicated directors and rejected the basis for the dissident’s attack, we hope to move past this extremely wasteful distraction. We call on Ryan to drop his campaign and to retract his blatant and, we believe, intentional mischaracterizations of certain of our directors so we can focus all our efforts on running our business for the benefit of all stakeholders. In the meantime, we urge our stockholders to vote their proxies in support of the Board’s proposals.”

Stockholders should vote via the internet or telephone by following the instructions on the WHITE proxy card they have received, or by returning the WHITE proxy card, signed and dated, as soon as possible.

If you have any questions about voting your shares, please call The Proxy Advisory Group,

which is assisting Sevcon, at (888) 616-2620.

About Sevcon

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Learn more about Sevcon at www.sevcon.com/.

Important Additional Information

Sevcon, Inc., seven of its directors and its executive officers, and Marvin G. Schorr are participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company's 2017 Annual Meeting. Sevcon has filed a definitive proxy statement and WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with such solicitation. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov, by request to Sevcon, Inc., 155 Northboro Road, Southborough, MA 01772 Attn: Corporate Secretary, telephone: (508) 281-5500, or from the Company's website, http://ir.sevcon.com/sec.cfm.

Contacts:

Matt Boyle	Matt Goldfarb
President and CEO	Chairman of the Board
011 44 7802 260706	(917) 664-0051
matt.boyle@Sevcon.com